Exhibit 99.1

IIOT-OXYS, Inc. Announces Appointment of Thomas Murphy as an Advisory Board Member

CAMBRIDGE, MA / ACCESSWIRE / May 3, 2021 / IIOT-OXYS, Inc. (OTC PINK:ITOX) announced the appointment of its new Advisory Board Member, Thomas D. Murphy.

Cliff Emmons, CEO of IIOT-OXYS, Inc., stated, “I’m pleased to announce the appointment of Thomas D. Murphy as our new Advisory Board Member. Tom is an excellent addition to our Advisory Board. As an early investor in IIOT-OXYS, Inc. he consistently supported the company and provided sound advice and counsel since I became CEO. He is a director of CATIC Title Insurance, the founder and former chairman of EstateWorks, director and former chairman of CATIC Financial, and current chairman of Convenient Cards. A former trustee of Baystate Medical Center and Chicopee Savings Bank, Tom also served as Chairman of the Board of The Elms College. He graduated from St. Anselm’s College and Suffolk University Law School and was awarded the Bronze Star in Vietnam. He is currently “of counsel” at the Murphy McCoubrey law firm in Chicopee, Massachusetts, and is general counsel to Monarch Enterprises in Springfield, Massachusetts. Tom has over 30 years’ experience in business and law, advising and representing a wide array of clients. Our Officers and Board of Directors will benefit from his experience and advice.”

“Tom’s insights and guidance will enable us to continue our mission of bringing value to our customers, including the two new potential customers announced in the past four months. He also supported our decision to enter our previously disclosed collaboration with Aingura IIoT, S.L. This collaboration, along with the previously disclosed completion of a successful pilot program with a Fortune 500 Pharma company, have allowed the Company and its partner to prepare use cases to renew engagements with all of the Company’s earlier prospects and reach out to new ones. Our sales and marketing efforts continue to result in expanding our key targeted markets and serving a diverse group of clients. We expect these agreements to lead to new business in due time.”, continued Mr. Emmons.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

About Us

IIOT-OXYS, Inc. is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS, Inc. edge computing open-source hardware and proprietary ML algorithms employ our Minimally-Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com

CONTACT:

Clifford L. Emmons
CEO
IIOT-OXYS, Inc.
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.